Exhibit 99.1

FOR IMMEDIATE RELEASE

Stifel Financial Corp. Announces Retirement of Scott B. McCuaig

ST. LOUIS, April 7, 2011 - Stifel Financial Corp. ("Stifel") announced today the retirement of Scott McCuaig as President, Co-Chief Operating Officer, and Director of its broker-dealer subsidiary, Stifel, Nicolaus & Company, Incorporated, effective April 1.  Mr. McCuaig is also retiring from his role as a Senior Vice President and Director of Stifel Financial Corp. and from similar roles with other Stifel Financial subsidiaries and affiliates.

 "Scott McCuaig has been an integral part of the growth and success of the Private Client Group during his tenure at Stifel Nicolaus," said Ronald J. Kruszewski, Chairman, President, and Chief Executive Officer.  "Through his dedication to the recruitment of talented investment professionals and his contribution in helping us successfully retain Financial Advisors after our numerous acquisitions, Stifel has grown to become one of the largest brokerage firms in the country in terms of number of Financial Advisors.  We will greatly miss his leadership, enthusiasm, and all the positive attributes he's brought to the firm, and we all thank him for his hard work and success in growing our Private Client Group business.  We wish Scott all the best in his retirement from senior management of the firm."

Mr. McCuaig joined Stifel in January of 1998 as head of the firm's Private Client Group, and was named President and Co-Chief Operating Officer in 2002.  Prior to joining Stifel Nicolaus, Mr. McCuaig served as Managing Director, Director of Marketing, Regional Sales Manager, and a member of the Board of Directors for Robert W. Baird & Co.  He began his career at Dean Witter before becoming a retail Investment Executive and Branch Manager at The Milwaukee Company, where he was later named Senior Vice President and a member of the Executive Committee.

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel clients are primarily served in the U.S. through 311 offices in 44 states, and the District of Columbia through Stifel, Nicolaus & Company, Incorporated and Thomas Weisel Partners LLC, and in Canada through Stifel Nicolaus Canada Inc. Clients in the United Kingdom and Europe are served through offices of Stifel Nicolaus Limited and Thomas Weisel Partners International Limited. Each of the broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit the company's web site at www.stifel.com.

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For further information, contact:

James M. Zemlyak

Chief Financial Officer

(314) 342-2228